Exhibit 99.1

ConforMIS Reports Third Quarter 2015 Financial Results

BEDFORD, Mass., November 2, 2015 (GLOBE NEWSWIRE) — ConforMIS, Inc. (NASDAQ: CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are customized to fit each patient’s unique anatomy, announced today financial results for the third quarter ended September 30, 2015.

Q3 Summary:

•                  ConforMIS resumed full production in October after resolving the issues associated with the voluntary recall that it announced on August 31, 2015

•                  Total revenue of $13.9 million, up 16% year-over-year on a reported basis and up 20% year-over-year on a constant currency basis

•                  Product revenue of $13.5 million, up 12% year-over-year on a reported basis and up 17% year-over-year on a constant currency basis

•                  U.S. product revenue increased 19% year-over-year

•                  Rest of World product revenue increased 11% year-over-year on a constant currency basis

“The third quarter of 2015 was challenging in view of the voluntary recall, but it turned into a productive quarter with an increase in product revenues of 17% year-over-year on a constant currency basis,” said Philipp Lang, MD, MBA, Chief Executive Officer of ConforMIS, Inc. “We successfully navigated an unexpected production issue within the timeframes that we communicated and returned to full operations in October.  While the voluntary recall in the third quarter affected our sales and gross margin as expected, we anticipate this will reverse course in the fourth quarter now that we have resumed full production.  We also continued to expand our surgeon user base in the third quarter while the voluntary recall was ongoing.  We believe this is a direct reflection of the clinical superiority of our products which also results in the strong loyalty shown by our existing surgeons.  Additionally, the limited launch of our new knee product, the iTotal PS, is progressing favorably, and the Company anticipates a full commercial launch of that product at the American Academy of Orthopedic Surgeons in March of 2016, as originally planned.”

	Three Months Ended September 30,		Increase / Decrease
($, thousands)	2015	2014	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$10,493	$8,804	$1,689	19%	19%
Rest of World	2,997	3,198	(201)	-6%	11%
Product Revenue	13,490	12,002	1,488	12%	17%
Other Revenue	404	0	404	n/m	n/m
Total Revenue	$13,894	$12,002	$1,892	16%	20%

Third Quarter 2015 Financial Results

Total revenue increased $1.9 million to $13.9 million, or 16% year-over-year. Total revenue increased 20% year-over-year on a constant currency basis. Total revenue in the third quarter of 2015 includes royalty revenue of $0.4 million related to ongoing royalty payments.

Product revenue increased $1.5 million to $13.5 million, or 12% year-over-year on a reported basis and 17% on a constant currency basis. U.S. product revenue increased $1.7 million to $10.5 million, or 19% year-over-year, and Rest of World product revenue decreased $0.2 million to $3.0 million, or 6% year-over-year on a reported basis and increased 11% on a constant currency basis. Product revenue from sales of iTotal CR, iUni and iDuo increased $0.7 million to $12.7 million, or 6% year-over-year on a reported basis and 10% on a constant currency basis. Product revenue from sales of iTotal PS, which we launched on a limited basis in the United States in February 2015, was $0.8 million in the third quarter of 2015.

Gross profit decreased $1.1 million to $3.6 million, or 26% of revenue, compared to $4.7 million, or 39% of revenue, in the third quarter of 2014. The decrease in gross margin was primarily caused by the additional production costs and decrease in revenue due to the voluntary recall and, to a lesser extent, changes in foreign exchange rates compared to the prior year.

Total operating expenses increased $4.8 million to $19.8 million, or 32% year-over-year. The increase in expenses was driven primarily by higher sales and marketing and general and administrative expenses, which was offset by slightly lower research and development expense compared to the third quarter of 2014.

Net loss was $17.1 million, or $(0.45) per share, compared to a net loss of $10.4 million, or $(2.44) per share, for the same period last year.

2015 Financial Guidance

ConforMIS reaffirms the financial guidance provided on August 31, 2015.

For the full year 2015, the Company expects total revenue in a range of $64 million to $66 million, representing year-over-year growth of 33% to 37% on a reported basis and 39% to 43% on a constant currency basis. This revenue guidance includes an $8 million reduction in revenue from the voluntary recall. The Company’s total revenue guidance also includes approximately $3 million of currency headwind in our revenue results.

The Company’s 2015 revenue guidance assumes the following:

•                  Product revenue in a range of $60 million to $62 million, representing year-over-year growth of 25% to 29% on a reported basis and 31% to 35% on a constant currency basis.

•                  Royalty revenue of approximately $4 million, including the $3.9 million recognized in the first nine months of fiscal 2015 related to a patent litigation settlement and related license.

Constant Currency

The Company provides certain information regarding the Company’s financial results or projected financial results on a “constant currency basis.” This information estimates the impact of changes in foreign currency rates on the translation of the Company’s current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Conference Call

As previously announced, ConforMIS will conduct a conference call and webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. To participate in the conference call, please call 877-703-9876 (or 616-548-5612 for international) and use conference ID number 50086744 or listen to the webcast in the investor relations section of the company’s website at ir.conformis.com.  The online archive of the webcast will be available on the company’s website for 30 days.

About ConforMIS, Inc.

ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient’s unique anatomy.  ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital.  In recent clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.  ConforMIS owns or exclusively in-licenses approximately 500 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com.   To receive future releases in e-mail alerts, sign up at http://www.ir.conformis.com.

Cautionary Statement Regarding Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for ConforMIS, including statements about ConforMIS’s strategy, future operations, future financial position and results, market growth, total revenue and revenue mix by product and geography, gross margin, operating trends, the potential impact and advantages of using customized implants, the commercial launch of iTotal PS, and the impact of our voluntary recall and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products, our expectations regarding our sales, expenses, gross margins and other results of operations, the impact of its manufacturing interruption on its financial results, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent ConforMIS’s views as of the date hereof. ConforMIS anticipates that subsequent events and developments may cause ConforMIS’s views to change. However, while ConforMIS may elect to update these forward-looking statements at some point in the future, ConforMIS specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing ConforMIS’s views as of any date subsequent to the date hereof.

Investor contact

Oksana Bradley

ir@conformis.com

(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenue
Product	$13,490	$12,002	$43,953	$33,975
Royalty	404	—	3,863	—
Total revenue	13,894	12,002	47,816	33,975
Cost of revenue	10,340	7,351	30,392	21,961
Gross profit	3,554	4,651	17,424	12,014

Operating expenses
Sales and marketing	10,225	7,083	29,563	22,541
Research and development	3,885	3,969	12,218	11,163
General and administrative	5,656	3,927	16,790	11,775
Total operating expenses	19,766	14,979	58,571	45,479
Loss from operations	(16,212)	(10,328)	(41,147)	(33,465)

Other income and expenses
Interest income	24	30	92	80
Interest expense	(911)	(89)	(1,380)	(178)
Other income (expense)	—	—	208	—
Total other expenses	(887)	(59)	(1,080)	(98)
Loss before income taxes	(17,099)	(10,387)	(42,227)	(33,563)
Income tax provision	8	9	29	29

Net loss	$(17,107)	$(10,396)	$(42,256)	$(33,592)

Net loss per share - basic and diluted	$(0.45)	$(2.44)	$(2.69)	$(7.95)
Weighted average common shares outstanding - basic and diluted	37,933,069	4,267,148	15,688,686	4,224,454

CONFORMIS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$139,202	$37,900
Accounts receivable, net	8,260	9,119
Inventories	10,664	7,691
Prepaid expenses and other current assets	2,124	1,158
Total current assets	160,250	55,868
Property and equipment, net	10,655	8,696
Other Assets
Restricted cash	720	4,438
Intangible assets, net	1,057	1,243
Goodwill	753	753
Other long-term assets	283	280
Total assets	$173,718	$71,278

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$5,849	$3,618
Accrued expenses	6,953	6,942
Deferred revenue	305	—
Current portion of long-term debt	289	272
Total current liabilities	13,396	10,832
Other long-term liabilities	240	271
Deferred revenue	4,701	—
Long-term debt	258	10,348
Total liabilities	18,595	21,451
Commitments and contingencies	—	—
Stockholders’ equity
Convertible preferred stock, $0.00001 par value:
Authorized: 53,496,241 shares authorized, zero and 50,985,652 shares issued and outstanding September 30, 2015 and December 31, 2014, respectively; (aggregate liquidation value of $0 and $352,626 at September 30, 2015 and December 31, 2014, respectively)	—	—
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 and zero shares authorized at September 30, 2015 and December 31, 2014, respectively; no shares issued and outstanding as of September 30, 2015 and December 31, 2014	—	—
Common stock, $0.00001 par value:
Authorized: 200,000,000 and 80,000,000 shares at September 30, 2015 and December 31, 2014, respectively; 40,709,155 and 4,286,164 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	—	—
Additional paid-in capital	465,818	318,420
Accumulated deficit	(310,352)	(268,096)
Accumulated other comprehensive loss	(343)	(497)
Total stockholders’ equity	155,123	49,827
Total liabilities and stockholders’ equity	$173,718	$71,278